Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement, dated as of June 29, 2006 (the “Agreement”), is between OXiGENE, Inc. (the “Company”), and Richard Chin (“Executive”). This Agreement is intended to confirm the understanding and set forth the agreement between the Company and Executive with respect to Executive’s future employment by the Company. In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:
        1.      Employment.
      (a)      Title and Duties. Subject to the terms and conditions of this Agreement, the Company will employ Executive, and Executive will be employed by the Company, as President and Chief Executive Officer (“CEO”), reporting to the Board of Directors of the Company (the “Board”). Executive will have the responsibilities, duties and authority commensurate with said position. Executive will also perform such other services of an executive nature for the Company as may be reasonably assigned to Executive from time to time by the Board.
      (b)      Devotion to Duties. For so long as Executive is employed hereunder, Executive will devote substantially all of Executive’s business time and energies to the business and affairs of the Company, provided that nothing contained in this Section 1(b) will be deemed to prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which Executive does not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity (other than the Company or its related entities) so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. Except as set forth on Exhibit A hereto, Executive represents that Executive is not currently a director (or similar position) of any other entity and is not employed by or providing consulting services to any other person or entity, and Executive agrees to refrain from undertaking any such position or engagement without the prior written approval of the Board. Executive may continue to serve as a director and/or volunteer for the entities listed on Exhibit A provided that such service does not create any conflicts, ethical or otherwise, with Executive’s responsibilities to the Company and further provided that Executive’s time commitments do not unreasonably interfere with his fulfillment of his responsibilities hereunder, as determined by the Board or its designated committee thereof.
      (c)      Board Membership. For as long as the Executive is the CEO, the Nominating Committee of the Board will nominate Executive for continuing membership on the Board. The restricted stock already granted to Executive as a board member will continue to vest according to the terms and conditions set forth in the applicable stock plan and restricted stock agreements.
         2.      Term of Employment.
      (a)      Term. The Executive’s employment by the Company under this Agreement shall commence seven (7) days after full execution of this Agreement by the Executive and the Company (the “Commencement Date”). The Executive is employed on an at-will basis and, subject to the provisions of Section 4, either the Executive or the Company may terminate the employment relationship at any time for any reason. The duration of Executive’s employment is hereafter referred to as the “Term.”
      (b)      Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder will terminate upon the earliest to occur of the following:

(i)      Death. Immediately upon Executive’s death;
(ii)     Termination by the Company.
      (A)      If because of Disability (as defined below), then upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice;
      (B)      If for Cause, then upon written notice by the Company to Executive that states that Executive’s employment is being terminated for Cause (as defined below) and sets forth the specific alleged Cause for termination and the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board; provided that if such Cause arises under Section 2(d)(i), (ii), (iii), (vii) or (viii), the Executive shall be given a minimum period of thirty (30) days to reasonably cure such Cause; or
      (C)      If without Cause (i.e., for reasons other than Sections 2(b)(ii)(A) or (B)), then upon written notice by the Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board; or
(iii)    Termination by Executive.
      (A)      If for Good Reason (as defined below), then upon written notice by Executive to the Company that states that Executive is terminating Executive’s employment for Good Reason (as defined below) and that sets forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if the Company has reasonably cured the circumstances giving rise to the Good Reason by such date, then such termination shall not be effective; or
      (B)      If without Good Reason, then upon written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective thirty (30) days after the date of such notice; provided that the Executive may request at such time to leave with a shorter notice period, and the Board shall not unreasonably withhold its consent to such shorter period.
      Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder if such Cause exists.
      (c)      Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s inability to further perform Executive’s duties and responsibilities as contemplated herein because Executive’s physical or mental health has become so impaired as to make such performance impossible or impractical, which inability continues for one hundred twenty (120) days or more within any twelve (12) month period (either consecutively or cumulatively). Determination of Executive’s physical or mental health will be determined by a medical expert appointed by mutual agreement between the Company and Executive.
      (d)      Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean that Executive has (i) intentionally committed an act or omission that materially harms the Company; (ii) been grossly negligent in the performance of Executive’s duties to the Company; (iii) willfully failed or refused to follow the lawful and proper directives of the Board, which failure or refusal continues despite Executive having received an opportunity to cure pursuant to Section 2(b)(ii)(B) of this Agreement; (iv) been convicted of, or pleaded guilty or nolo contendre, to a felony; (v) committed a criminal act involving moral turpitude, but excluding any conviction which results solely from Executive’s title or position with the Company and is not based on his personal conduct; (vi) committed an act relating to the Executive’s employment or the Company involving, in the good faith judgment of the Board, material fraud or theft; (vii) breached any material provision of this Agreement or any nondisclosure or non-competition agreement (including the Confidentiality, Non-Competition and Intellectual Property Agreement attached here as Exhibit B), between Executive and the Company, as all of the foregoing may be amended prospectively from time to time; or (viii) intentionally breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time.
      (e)      Definition of “Good Reason”. For the purposes of this Agreement, “Good Reason” shall mean: (i) without the Executive’s express written consent, any material reduction in Executive’s title, or responsibilities compared to those prior to the Change in Control; (ii) without the Executive’s express written consent, a material reduction by the Company in the Executive’s total compensation as in effect on the date hereof or as the same may be increased from time to time, provided that it shall not be deemed a material reduction if (X) the amount of Executive’s Annual Bonus is less than the amount of any previously awarded Annual Bonuses or (Y) a benefit is amended and such amendment affects all eligible executive participants; or (iii) the Company breaches a material term of this Agreement; provided that failure to timely make any payments within the time frames set forth in this Agreement shall not be considered Good Reason if such payment is provided within the cure period set forth in Section 2(b)(iii)(A).
      (f)      Definition of “Change in Control”. “Change in Control” of OXiGENE, Inc. as used in this Agreement shall mean the following, but only to the extent it is interpreted in a manner consistent with the meaning of “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of Internal Revenue Code of 1986, as amended (“Code Section 409A”), and any successor statute, regulation and guidance thereto, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A: (i) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (ii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
      (g)      Board Membership. Upon termination of Executive’s employment for any reason, if so requested by the Chairman of the Board or a majority of the Board, Executive shall immediately resign in writing as a director of the Company.
        3.      Compensation.
      (a)      Base Salary. While Executive is employed hereunder, the Company will pay Executive a base salary at the gross annualized rate of $380,000.00 (the “Base Salary”), paid in accordance with the Company’s usual payroll practices. The Base Salary will be subject to review annually or on such periodic basis (not to exceed annually) as the Company reviews the compensation of the Company’s other senior executives and may be adjusted upwards in the sole discretion of the Board or its designee. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

      (b)      Annual Bonus. Executive may be eligible to earn an Annual Bonus relating to each fiscal year, based on the achievement of individual and Company written goals established on an annual basis by the Board within thirty (30) days of the beginning of the fiscal year. Executive shall be eligible for a pro-rated bonus for 2006. If the Executive meets the applicable goals, then the Executive shall be entitled to a minimum bonus for that year equal to 50% of his then-current Base Salary. The Board may in its discretion award the Executive a more generous bonus, up to 100% of his then-current Base Salary. At least 50% of the Annual Bonus awarded and paid in any year other than 2007 shall be comprised of restricted stock grants or other forms of equity, the amount of which shall be determined by dividing the Annual Bonus by the closing stock price on the date of grant. The Executive may elect to receive a greater percentage of the Annual Bonus in the form of equity, subject to the approval of the Board; provided that the Annual Bonus awarded and paid in 2007, if any, shall be comprised entirely of cash. Any Annual Bonus shall be paid as soon as practicable following the close of the fiscal year, but in any event no later than the time by which the Company is required to file its Annual Report on Form 10-K.
      (c)      Commencement Bonus. The Company will pay Executive a Commencement Bonus of $200,000, less applicable taxes and deductions. The Commencement Bonus will be paid no later than sixty (60) days after the Commencement Date. If Executive’s employment hereunder is terminated either by the Company for Cause or voluntarily by Executive in the absence of a Good Reason within one (1) year of the Commencement Date, Executive will promptly repay a portion of the Commencement Bonus equal to the amount of the Commencement Bonus, net of applicable taxes and deductions, multiplied by a fraction, the numerator of which equals the number of days from the effective date of such termination to the first anniversary of the Commencement Date and the denominator of which will be 365 (or the Company may withhold such amount from any payments otherwise due to Executive).
      (d)      Equity Compensation.
      (i)      The Company will grant to Executive as of the Commencement Date options to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant, which options will vest in annual increments over the four (4) year period following the date of grant, with vesting to begin on the one (1) year anniversary of the grant date. To the extent allowed by law, the options shall be treated as incentive options.
      (ii)     On January 2, 2007, the Company will grant to Executive 250,000 shares of restricted common stock, which restricted stock shall vest in annual increments over the four (4) year period measured from the Commencement Date, with vesting to begin on the one (1) year anniversary of the Commencement Date.
      (iii)    On an annual basis beginning in 2007, the Board, in its discretion, shall grant to Executive additional options or restricted common stock, with a target of approximately 100,000 shares of common stock per year; provided that, in 2007 only, the Company shall consider a cash award of $250,000 to $350,000 in lieu of any award of options or restricted stock. The award and amount of such grants (or cash payment) shall be based on performance and shall be awarded at the sole discretion of the Board.
      (iv)     The number of options or shares of restricted stock contemplated in this Agreement but not yet granted shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Company resulting from a stock split, reverse stock split, combination or reclassification of such common stock.
      (v)      Except as otherwise expressly provided in this Agreement, any options or shares of restricted stock granted to Executive shall be subject to the terms and conditions set forth in the agreements entered into by Executive and the Company governing such options or stock grants and the OXiGENE, Inc. 2005 Stock Plan (“Stock Plan”) or any successor or replacement plan thereto.
      (e)      Fringe Benefits. In addition to any benefits provided by this Agreement, Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits maintained by the Company from time to time on a basis no less favorable than those provided to other similarly situated executives of the Company. Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time, in its sole discretion, and that such shall not be deemed to be a breach of this Agreement or a material change in the terms of Executive’s compensation for the purposes of Section 2(e), provided that Executive’s level of coverage under all such programs is at least as great as is such coverage provided to similarly situated executives of the Company.
      (f)      Vacation. Executive will be entitled to accrue up to twenty (20) vacation days per year that Executive remains employed by the Company, administered in accordance with and subject to the terms of the Company’s vacation policy, as it may be amended prospectively from time to time.
      (g)      Reimbursement of Expenses. The Company will promptly reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time.
      (h)      Relocation. As a condition of his employment hereunder, Executive is expected to relocate to a reasonable commuting distance from the Company’s current headquarters if the Board and the Executive reasonably deem such relocation to be necessary to meet business needs; provided that the Executive shall not unreasonably withhold his consent to such relocation. The Board shall notify the Executive of the date by which such relocation must be effectuated, which date shall be not less than ninety (90) days after the date of such notice. The Company shall reimburse Executive for up to $100,000 in Relocation Expenses (as defined below) relating to such relocation, so long as the Executive is employed by the Company at the time of the relocation. Such reimbursement shall be promptly made upon presentation of reasonably detailed documentation of such Relocation Expenses. For purposes hereof, “Relocation Expenses” shall mean reasonable expenses incurred by Executive related to costs of looking for a new primary residence, costs associated with the sale of Executive’s California residence and the purchase of Executive’s new residence (but excluding taxes or the actual purchase price of such residence), and the physical movement of all goods and vehicles that are in Executive’s California home. The foregoing notwithstanding, if within one (1) year of the Commencement Date, Executive’s employment with the Company is terminated either by the Company for Cause or voluntarily by Executive in the absence of a Good Reason, then Executive shall repay to the Company, within three (3) months of termination, the amount of the actually-reimbursed Relocation Expenses multiplied by a fraction, the numerator of which equals the number of days from the effective date of such termination to the first anniversary of Executive’s Commencement Date and the denominator of which will be 365 (and the Company may withhold such amount from any payments otherwise due to Executive).
      To the extent permitted by law, commuting expenses, including travel, lodging, and associated costs prior to relocation shall be treated and reimbursed as a business expense, and such expenses shall not be considered Relocation Expenses.
        4.      Compensation Upon Termination.
      (a)      Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company and has not yet been paid; (ii) to the extent required by law and the

Company’s policy, an amount equal to the value of Executive’s accrued but unused vacation days; (iii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed; (iv) the Executive’s unvested equity compensation already granted and earned as part of Executive’s bonus in the previous year(s), which shall immediately vest and become exercisable upon termination; and (v) the Annual Bonus related to the most recently completed calendar year, if not already paid (the amount of which shall be determined in accordance with Section 3(b) above). Executive’s entitlement to any other compensation or benefit under any plan or policy of the Company, including but not limited to applicable option plans, shall be governed by and determined in accordance with the terms of such plans or policies, except as otherwise specified in this Agreement.
      (b)      Termination for Cause, By the Executive Without Good Reason, or as a Result of Executive’s Disability or Death.
      (i)      If Executive’s employment hereunder is terminated either by the Company for Cause, or by Executive without Good Reason, or if Executive’s employment terminates as a result of the Executive’s death, the Company will pay the Accrued Obligations to Executive promptly following the effective date of such termination.
      (ii)     In case of termination by the Company as a result of the Executive’s Disability, the Company will pay Executive the Accrued Obligations plus an amount equal to two (2) months of Executive’s then-current Base Salary.
      (c)      Termination By the Company Without Cause or By Executive With Good Reason. If Executive’s employment hereunder is terminated by the Company without Cause or by Executive with Good Reason, then:
      (i)      The Company will pay the Accrued Obligations to Executive promptly following the effective date of such termination;
      (ii)     The Company will pay Executive a total amount equal to twenty-four (24) months of Executive’s then current Base Salary, less applicable taxes and deductions; such payment to be held in escrow in an interest bearing account designated for Executive subject to the terms of the Separation Agreement set forth in Section 4(e) below, and to be made in twelve (12) approximately equal monthly installments in accordance with the Company’s usual payroll practices over a period of twelve (12) months; and
      (iii)    The Company will continue to provide medical insurance coverage for Executive and Executive’s family at no cost to Executive for eighteen (18) months; provided, that the Company shall have no obligation to provide such coverage if Executive fails to elect COBRA benefits in a timely fashion or if Executive becomes eligible for medical coverage with another employer.
      (d)      Termination Following A Change In Control Without Cause or for Good Reason. If Executive’s employment is terminated within the twelve (12) month period following a Change in Control by the Company without Cause or by the Executive for Good Reason, then:
      (i)      the Executive shall be entitled to receive the payments and benefits set forth in Section 4(c) above; and
      (ii)     all unvested options and restricted shares then held by Executive shall vest and be immediately exercisable.
      (e)      Release of Claims/Board Resignation. The Company shall not be obligated to pay Executive any of the compensation or provide Executive any of the benefits or equity acceleration set forth in Section

4(b), 4(c) or 4(d) (other than the Accrued Obligations) unless and until Executive has (i) executed a timely separation agreement in a form acceptable to the Company, which shall include a releases of claims between the Company and the Executive, including provisions regarding mutual non-disparagement and confidentiality; and (ii) resigned from the Board, if so requested pursuant to Section 2(g).
      (f)      No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive as separation pay upon termination of Executive’s employment. Executive shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits, except as may otherwise be set forth in this Agreement or other Company plan documents with respect to plans in which Executive is a participant.
      (g)      Notwithstanding any other provision with respect to the timing of payments under Section 4, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.
        5.      Confidentiality and Competition. Executive agrees to sign and return to the Company the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto as Exhibit B concurrently with the execution of this Agreement.
        6.      Property and Records. Upon termination of Executive’s employment hereunder for any reason or for no reason, Executive will deliver to the Company any property of the Company which may be in Executive’s possession, including blackberry-type devices, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.
        7.      Stock Purchase. Subject to the Company’s policy regarding black-out periods and any applicable securities laws, within three (3) months after payment of the Commencement Bonus, Executive agrees to purchase in the open-market $250,000 worth of the common stock of the Company; provided that if the Company’s policy or applicable law would prohibit Executive from purchasing stock during such period, then Executive shall purchase such stock at the earliest possible time consistent with Company policy and applicable law.
        8.      General.
      (a)      Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing. Notices to the Company shall be sent to the Company’s Chairman or to such other Company representative as the Company may specify in writing.
      (b)      Entire Agreement/Modification. This Agreement, together with the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement (or in a subsequent written modification or amendment executed by the parties hereto) will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
      (c)      Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.
      (d)      Assignment and Binding Effect. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns, and shall inure to the benefit of Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns.
      (e)      Indemnification. Executive shall be entitled to the same rights to indemnification and coverage under the Company’s Directors and Officers Liability Insurance policies as they may exist from time to time to the same extent as other officers and directors of the Company.
      (f)      Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.
      (g)      Severability. The parties intend this Agreement to be enforced as written. However, should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
      (h)      Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.
        9.      Taxation. The parties intend this Agreement to be in compliance with Code Section 409A. The Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A. The Company and Executive agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A.
     If any payment to the Executive by the Company, whether or not under this Agreement (“Payment”), becomes subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall, as soon as reasonably practicable after written notice thereof to the Board, make an additional cash payment to the Executive (the “Gross-Up Payment”). The Gross-Up Payment shall equal the amount needed to place the Executive in substantially the same after-tax economic position that the Executive would have been in had the Excise Tax not applied to the Payments.
      10.      Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RICHARD CHIN	OXiGENE, INC.

/s/ Richard Chin	By:	/s/ James B. Murphy

Signature		Name: James B. Murphy Title: Vice President and Chief Financial Officer

Exhibit A
Genmedica Therapeutics
Stanford University School of Medicine
UCSF School of Medicine

Exhibit B
OXiGENE, Inc.
CONFIDENTIALITY, NONCOMPETITION
AND INTELLECTUAL PROPERTY AGREEMENT

June 29, 2006
Richard Chin
OXiGENE, Inc.
Dear Richard:
     As a condition of your employment with OXiGENE, Inc., you must sign and return this letter agreement (the “Agreement”). This Agreement confirms your promise to protect and preserve information and property which is confidential and proprietary to OXiGENE, Inc., its subsidiaries and affiliates (collectively, the “Company”), as well as other terms and conditions of your employment, including your agreement to reasonable limitations on the scope of your employment once your employment with the Company ends. No provision of this Agreement shall be construed to create an express or implied employment contract for any specific period of time, and the Company may terminate your employment at any time, with or without cause (in other words, you are an “at will” employee).
     You agree as follows:
1.    Your Duties Regarding Confidentiality
     The Company has developed, uses and maintains trade secrets1/ and other confidential and proprietary information including, without limitation, technical and scientific data and specifications, research, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and information, sales figures, pricing information, marketing plans, business plans, strategy forecasts, financial information, budgets, software, projections and procedures, and Inventions (as defined in Section 3), in written, oral, electronic and/or other forms (“Confidential Information”), and the Company shall take all reasonable measures to protect the confidentiality of such Confidential Information. You acknowledge that during your employment with the Company you will be given direct access to and knowledge of Confidential Information.
     You agree that all such Confidential Information is and shall remain the sole property of the Company and that you will hold in strictest confidence, and will not, either during or after the termination of your employment (except as required in the course of your duties on behalf of the Company), use, disclose or give to others (whether a business, firm, entity, person or otherwise), either directly or indirectly, any of the Confidential Information of the Company or of any third party provided to you during your employment by the Company, without the Company or such third party’s consent. Your obligation of confidentiality under this Agreement does not apply to information that (a) becomes a matter of public knowledge through no fault of your own or (b) must be disclosed pursuant to lawful subpoena, court order or statutory requirement.
     You further agree that you will return all Confidential Information, including all copies and versions of such Confidential Information (including but not limited to information maintained on paper, disk, CD-ROM, network server, or any other retention device whatsoever), and all other property of the Company, to the Company immediately upon the earlier of (a) the request of the Company or (b) termination of your employment.

1/	The term “trade secrets,” as used in this Agreement, shall be interpreted in accordance with Massachusetts law and shall include, but not be limited to, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records a secret scientific, technical, merchandising, production or management information, design, process, procedure, formula, invention or improvement; and other confidential and proprietary information and documents.

     The terms of this Section 1 of this Agreement are in addition to, and not in lieu of, any other contractual, statutory or common law obligations that you may have relating to the protection of the Company’s Confidential Information or its property. The terms of this section shall survive indefinitely your employment with the Company, provided that the Confidential Information of the Company remains confidential and is not a matter of public knowledge.
2.    Your Duties Not To Compete Or Solicit
     You acknowledge that the Confidential Information has been and will be developed by the Company at substantial investment of time, effort and money and that such Confidential Information would be useable by you to compete against the Company.
     Further, in the course of your employment you will be introduced to customers and others with important relationships to the Company. You acknowledge and agree that any and all “goodwill” created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any customers, vendors and other key relationships of the Company.
     A—Non-Competition
     While you are employed by the Company and for a period of one (1) year following the termination of your employment for any reason (the “Non-competition Period”), you shall not, for yourself or on behalf of any other person or entity, directly or indirectly, whether as principal, partner, agent, independent contractor, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, be connected with, or employed by, or engage in or have a financial interest in any Restricted Business (as defined in Section 2B) anywhere in the world (the “Restricted Territory”) except that nothing in this Agreement shall preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed two (2%) percent of the issued and outstanding securities of any class of securities of such business.
     In addition, during the Non-competition Period you shall not, either individually or on behalf of or through any third party, solicit or divert or attempt to solicit or divert for the benefit of or on behalf of a Restricted Business, any customers, clients or vendors of the Company with whom you have had significant contact, access to Confidential Information about, or to whom you have provided services during your last two (2) years of employment with the Company.
     B—Definition of “Restricted Business”
     For purposes of this Agreement, the term “Restricted Business” shall mean any person, partnership, corporation, business organization or other entity (or a division or business unit of any entity) whose primary products are the same or similar to those that the Company is engaged in or is developing during your employment with the Company, including vascular targeting technologies to combat cancer, eye diseases and skin diseases, including but not limited to research, development, manufacture, marketing or sales; provided that (i) once your employment with the Company has terminated, this definition shall apply only with respect to products that are the same or similar to those that the Company was engaged in or developing during the last two (2) years of your employment with the Company, (ii) nothing in this definition shall operate to prevent you from working for or with respect to any subsidiary, division or affiliate (each, a “Unit”) of an entity if that Unit is not itself a Restricted Business engaged in any Restricted Activity (as defined below), irrespective of whether some other Unit of such entity constitutes a Restricted Business (as long as you do not provide any services for such other Unit), and (iii) Restricted Business will not include activities outside the spheres of vascular disrupting agents, ortho-quinone prodrugs, and bio-reductive agents.
     C—Non-Solicitation
     During the Non-competition Period you shall not, either individually or on behalf of or through any third party, directly or indirectly, solicit any Company employee or consultant to leave the Company, nor shall you, directly or indirectly, recruit, or hire away any Company employee. For purposes of this Section 2C, employees shall include any person who was an employee within the sixty (60) day period immediately preceding such solicitation or other prohibited action.

3.    Ownership of Ideas, Copyrights and Patents
     A—Property of the Company
     You agree that apart from the “Textbook of Clinical Research Medicine,” all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, writings, specifications, sound recordings, pictorial and graphical representations and formulae (collectively, “Inventions”) which may be used by or which relate to the business or activities of the Company, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop during your employment (or, if based on or related to any Confidential Information, made by you within six (6) months after the termination of such employment), whether or not during normal working hours and whether or not on the Company’s premises or with the use of its equipment, whether alone or in conjunction with others, and whether or not at the request or suggestion of the Company or otherwise, relating in anyway to the Restricted Business shall be “works made for hire,” and shall be the sole and exclusive property of the Company, and that you shall not publish any such Inventions without the prior written consent of the Company. You hereby assign to the Company all of your right, title and interest in and to such Inventions. The manuscript for a textbook of clinical research, “Textbook of Clinical Research Medicine,” that is currently under preparation by you is specifically excluded from this provision.
     B—Your Duty to Cooperate
     During your employment with the Company and afterwards, you agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.
     Further, you hereby irrevocably appoint the Company and its duly authorized officers and agents as your attorneys-in-fact to act for and on your behalf with respect to the Inventions, and, instead of you, to execute all documents and papers, including any application for patent, copyright or mask work, and to do all other lawfully permitted acts reasonably necessary to assign or otherwise transfer and perfect your right, title and interest in and to the Inventions to and in the Company, and to obtain, perfect, protect and enforce its rights in the Inventions. To the extent that cooperation is requested following your employment with the Company, you will be asked to devote no more than 40 hours of your time. For cooperation beyond 5 hours, appropriate compensation will be negotiated with the Company.
     C—Data In Which You Claim Any Interest
     Listed on Exhibit A to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest, including but not limited to patent, copyright and trademark interest, which to the best of your knowledge shall be or may be delivered to the Company in the course of your employment, or incorporated into any Company product or system. You explicitly acknowledge that your obligation to disclose such information is ongoing during your employment with the Company, and that after you execute this Agreement, if you determine that any additional Inventions in which you claim or intend to claim any right, title or interest, including but not limited to patent, copyright and trademark interest, has been or is likely to be delivered to the Company or incorporated in any company product or system, you shall make immediate written disclosure of the same to the Company.
4.    Your Representations Regarding Prior Work and Legal Obligations
     A—No Other Agreement Prohibits You From Working For The Company
     By signing this Agreement, you represent that you have no agreement with or other legal obligation to any prior employer or to any other person or entity that restricts your ability to engage in employment discussions, to accept employment with, or to perform any function for the Company.
     B—You Will Not Provide Us Confidential Information From Other Employers

     You also acknowledge that the Company has advised you that at no time, either during any pre-employment discussions or at any time thereafter, should you divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. By signing this Agreement, you affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any Invention that you played any part in creating while working for any former employer.
5.    Provisions Necessary and Reasonable/Injunctive Relief
     You recognize and acknowledge that (i) the types of activities and employment which are prohibited by this Agreement are reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the temporal and geographical scope of the provisions in this Agreement are reasonable, legitimate and fair to you and necessary for the protection of the Company. You acknowledge that given your skills and work experience, such restrictions will not prevent you from earning a living in your general field of occupation during the term of such restrictions. You further agree that a breach or threatened breach by you of Sections 1-3 of this Agreement may pose the risk of irreparable harm to the Company, and that in the event of a breach or threatened breach of any of such covenants, the Company shall be entitled to seek and obtain any remedies available to it at law or equity, including equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.
6.    Disclosure to Future and Prospective Employers
     You agree that the Company may notify any of your future or prospective employers or other third parties of this Agreement and may provide a copy of this Agreement to such parties without your further consent.
7.    Choice of Law; Enforceability; Waiver of Jury Trial
     A—The Law of Massachusetts Applies to this Agreement
     This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles.
     B—Any Dispute Regarding This Agreement Will Take Place In Massachusetts
     Both of us agree that any action, demand, claim or counterclaim relating to, or arising under, the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction. We both further acknowledge that venue shall exclusively lie in Massachusetts and that material witnesses and documents would be located in Massachusetts.
8.    General
     A—Agreement Enforceable If You Are Transferred, Promoted or Reassigned
     You acknowledge and agree that if you should transfer between or among any affiliates of the Company, wherever situated, or be promoted or reassigned to functions other than your present functions, all terms of this Agreement shall continue to apply with full force.
     B—This is the Entire Agreement Between Us
     This Agreement embodies the entire agreement and understanding between us with respect to its subject matter and supersedes all prior and contemporaneous oral and written agreements and understandings relating to its subject matter. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
     C—Modification and Amendment; Waiver; Assignment and Benefit
     The terms and provisions of this Agreement may be modified or amended only by written agreement executed by both parties. The terms and provisions of this Agreement may be waived, or consent for the departure from its terms granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. The Company may assign its rights and obligations under this Agreement at its sole discretion. As this Agreement is personal to you, you may not assign your rights and obligations under this Agreement. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties, and shall inure to the benefit of you, your heirs, executors and administrators and the Company and its successors and/or permitted assigns.
     D—Severability
     The parties intend this Agreement to be enforced as written. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, however, we both desire that such portion or provision be modified by such a court so as to make it enforceable, and that the remainder of this Agreement be enforced to the fullest extent permitted by law. If such court deems any provision of this Agreement wholly unenforceable, then all remaining provisions shall nevertheless remain in full force and effect.
     E—Meaning of Headings
     The headings in this Agreement are for convenience only, and we both agree that they shall not be construed or interpreted to modify or affect the construction or interpretation of any provision of this Agreement.
YOUR ACKNOWLEDGMENT
     By signing this Agreement, you are acknowledging that you have had adequate opportunity to review this Agreement, to reflect upon and consider the terms and conditions of this Agreement and how they may affect you, that you fully understand this Agreement’s terms, and that you are agreeing voluntarily to its terms.
     If this document accurately reflects our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours, OXIGENE, INC.
/s/ James B. Murphy
By: James B. Murphy
Its: Vice President and Chief Financial Officer

Accepted and Agreed:

/s/ Richard Chin

Richard Chin Date: June 29, 2006

Exhibit A

☐	Textbook of Clinical Research Medicine